Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-220871 on Form S-1 of our report dated February 28, 2017 (May 16, 2017 as to Note 18 for the exercise of the warrants and October 5, 2017 as to Note 2 for the reverse stock split), relating to the consolidated financial statements of Aquantia Corp. and its subsidiaries as of and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California
October 23, 2017